EXHIBIT 99.1

                                     Clareen O'Quinn      Mario "Ike" Iacoviello
                                     Investor Relations   Investor Relations
                                     Eagle Wireless       OTC Financial Network
                                     International, Inc.  800-649-0983
                                     800-628-3910         ike@otcfn.com
                                     281-538-6000
                                     coquinn@eglw.com


FOR IMMEDIATE RELEASE:

                    EAGLE WIRELESS INTERNATIONAL ANNOUNCES
                            STOCK REPURCHASE PROGRAM

LEAGUE CITY, TX - SEPTEMBER 22, 2000: Eagle Wireless International, Inc. (AMEX:
EAG), today announced, that its board of directors has authorized a stock buyback program of up to one-half million shares of the Eagle's outstanding common stock. Shares repurchased pursuant to the buyback will be held for issuance in connection with Eagle's Incentive Stock Option Plan and other employee plans. The common stock will be repurchased from time to time in the open market or in negotiated transactions, depending on market conditions and other factors. Eagle has approximately 26 million common shares outstanding.

Dean Cubley, President and Chief Executive Officer, said, "We believe the current stock price does not adequately represent the value of Eagle's shares. The share repurchase program reflects our confidence in Eagle's long-term prospects and the significant opportunities in the rapidly growing broadband marketplace in which Eagle and its subsidiaries participate."

Eagle Wireless International, Inc., and its subsidiaries are leading suppliers of broadband wired and wireless equipment and services for the Internet, multimedia set-top boxes, one- and two-way wireless messaging, specialized mobile radio, remote data acquisition and meter reading, and integrated wired and wireless convergence product markets. The company is headquartered in League City, Texas, near the NASA Johnson Space Center, south of Houston. Further news updates on Eagle and its products are available at WWW.EGLW.COM, WWW.BROADBANDMAGIC.COM, WWW.ATLANTICPACIFIC.NET, WWW.ETOOLZ.COM, and WWW.OTCFN.COM/EGLW.

FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS, INCREASED LEVELS OF COMPETITION, NEW PRODUCTS AND TECHNOLOGICAL CHANGES, THE COMPANY'S DEPENDENCE UPON THIRD-PARTY SUPPLIERS, INTELLECTUAL PROPERTY RIGHTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.